AGREEMENT

                               DATED MARCH 6, 1998


                  The parties to this agreement are Presidio Capital Corp., a corporation organized in the British Virgin Islands ("Presidio"), American Real Estate Holdings L.P., a Delaware limited partnership ("AREH") and Olympia Investors, L.P., a Delaware limited partnership ("Olympia").
                  Presidio,   directly  or  indirectly,   controls  the  general
partners of each of Integrated Resources High Equity Partners, Series 85, a California limited partnership ("HEP 85"), High Equity Partners L.P. - Series 86, a Delaware limited partnership ("HEP 86"), and High Equity Partners L.P. - Series 88, a Delaware limited partnership ("HEP 88" and collectively with HEP 85 and HEP 86, the "Partnerships"). On the date of this agreement, AREH and its affiliates beneficially own 1,657 units of limited partnership interest ("Units") of HEP 85, 3,243Units of HEP 86 and 2,346 Units of HEP 88. Olympia, a newly-formed Delaware limited partnership affiliated with AREH, wishes to make tender offers (the "Offers") to acquire up to approximately 40% of the outstanding Units of each of the Partnerships and, in that connection, proposes to file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 relating to each Offer (collectively, the "Schedule 14D-1's") substantially in the forms set forth on schedule A.
                  The parties agree as follows:
     1. OFFERS. (a) Olympia intends to file the Schedule 14D-1's with the Commission, and to cause the related Offers to Purchase, Assignments of Partnership Interest and Cover Letters included as exhibits to such Schedule 14D-1's (such Offers to Purchase, Assignments of Partnership Interest

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and Cover Letters,  together with any  amendments or supplements  thereto or any other communications proposed to be sent to holders of Units of any Partnership being collectively referred to as the "Offering Materials") to be mailed to holders of Units, on or before the fifth business day following delivery by the Partnerships to Olympia of the Lists referred to in section 1(b) hereof. Olympia shall cause each Offer to expire on or before May 12, 1998 (the date on which an Offer expires in accordance with this sentence, as the same may be extended in accordance with the proviso set forth below, the "Final Expiration Date"); PROVIDED, HOWEVER, that the Final Expiration Date with respect to any Offer may
be  extended,   upon  notice  by  Olympia  to  Presidio,   under  the  following
circumstances: (i) if there is in effect, on such date, any preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency of the type described in paragraph (a) of
Section 14 of the applicable Offer to Purchase (such preliminary or permanent injunction or other order being hereinafter referred to as an "Injunction"), the Final Expiration Date of such Offer may be extended to the earliest practicable date on which such Offer may expire in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the commission thereunder (the Exchange Act and such rules and
regulations  being  hereinafter   collectively  referred  to  as  the  "Rules"),
following the vacation or dissolution of such Injunction and the dissemination to limited partners of additional Offering Materials containing any necessary disclosure relating thereto; (ii) subject to clause (i) above, if there is pending, on such date, any action or proceeding of the type described in paragraph (h) of Section 14 of the applicable Offer to Purchase, the Final Expiration Date of such Offer may be extended to the earlier of (A) the earliest practicable date on which such Offer may expire in accordance with the Rules
following  the  final   resolution   of  such  action  or  proceeding   and  the
dissemination to limited partners of additional offering Materials containing any necessary disclosure relating thereto or (B) June 11, 1998; (iii) the Final Expiration Date of such Offer may be extended to the earliest practicable date on which such Offer may expire in accordance with the Rules following the dissemination to limited partners of additional Offering Materials prepared for the purpose of complying with comments by the staff of the Commission, provided that Olympia uses its best efforts to comply with such comments expeditiously; or (iv) in the event that a competing offer for Units is commenced by a third party bidder who is not affiliated with AREH (a "Competing Offer"), the Final Expiration Date of such Offer may be extended, on one or more occasions, to the earliest practicable date on which such Offer may expire in accordance with the Rules following an increase in the offering price to a price equal to or higher than the price offered by the competing bidder and the dissemination to limited partners of amended Offering Materials disclosing such increase, PROVIDED, HOWEVER, that if such Competing Offer is for less than 5% of the outstanding Units of a Partnership, the Final Expiration Date may not be extended for more than ten business days beyond June 11, 1998 pursuant to this clause (iv). Presidio will not unreasonably withhold or delay its consent to any request by Olympia to extend the Final Expiration Date of any Offer, for any reason other than those set forth in the immediately preceding sentence, provided that such request does not seek to extend such Final Expiration Date beyond June 11, 1998.
                  (b)   Concurrently   herewith,   Presidio   has   caused   the
Partnerships to furnish Olympia with lists, as of the most recent practicable date and in computer readable form, of the names, addresses and numbers of Units held by limited partners of the Partnerships (the "Lists"),



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together with such computer  processing data as is necessary to make use of such computer readable Lists and printouts of such Lists for verifications purposes. AREH shall not, and shall cause its affiliates, agents and representatives not to, use the Lists for any purpose other than to acquire Units pursuant to the Offers.
                  (c) Olympia shall make all decisions regarding the conduct of the Offers and the acquisition and transfer of Units pursuant thereto, including without limitation decisions regarding any change in the terms or waiver of any of the conditions thereof; PROVIDED, HOWEVER, that, without obtaining the prior written approval of Presidio, Olympia shall not amend or otherwise modify the terms of any Offer: (i) to increase the number of Units of any Partnership sought to be purchased in such Offer to a number in excess of 40% of the outstanding Units of such Partnership; or (ii) in a manner that violates or is inconsistent with its obligations under this agreement. Olympia shall provide Presidio with copies of Offering Materials describing any proposed change in the terms of, or waiver of any condition to, an Offer not less than two business days prior to the date such Offering Materials are first mailed to holders of Units. Each party shall, and shall cause its affiliates to, comply with the Rules in connection with the Offers.
                  (d) Presidio will not, and will cause its affiliates not to, directly or indirectly, purchase or otherwise acquire beneficial ownership of Units in any Partnership, enter into any agreement with a third party to purchase or otherwise acquire beneficial ownership of any Units in any Partnership, or make any offer to purchase or otherwise acquire beneficial ownership of, or solicit any offer to sell, Units in any Partnership, at any time commencing on the date hereof through and including the Final Expiration Date of the Offer with respect to such Partnership.
     2. STANDSTILL. (a) Prior to the Standstill Expiration Date (as hereinafter defined), except to the extent AREH or its affiliates is invited to do

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otherwise  by  Presidio,  AREH  shall  not,  and  shall  not  permit  any of its affiliates to, directly or indirectly:
                        (i) acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, by purchase
, by gift, by joining a partnership, a limited partnership, a syndicate or any group or otherwise (other than any partnership, limited partnership, syndicate or group consisting solely of AREH and its affiliates and, in such event, only to the extent permitted pursuant to section 2(b) below),
(A) any Units in any Partnership or (B) any assets, businesses or properties of any Partnership;
                        (ii) participate in the formation or encourage the formation of, or join or in any way participate with, any partnership, limited partnership, syndicate, group or other person or entity that beneficially owns or seeks to acquire beneficial ownership of Units in any Partnership for the purpose of beneficially owning or acquiring beneficial ownership of any such Units (other than any group consisting solely of AREH and its affiliates);
                        (iii) solicit, or participate in the solicitation of, proxies or become a participant in any election contest (the terms used in this section 2.3 having the respective meanings given them to Regulation
14A under the Exchange Act) with respect to any Partnership;
                        (iv) initiate, propose or otherwise solicit limited partners for the approval of one or more proposals with respect to any Partnership or induce any other person to initiate any such proposal;
                        (v) seek the removal of any general partner of any Partnership or seek to have called any meeting of limited partners of any Partnership;
                        (vi) deposit any Units of any Partnership in a voting trust or subject them to a voting agreement or other agreement or

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arrangement  with respect to voting (other than this agreement or any agreement or arrangement solely among AREH and its affiliates); or
                        (vii) otherwise act, alone or in concert with others, to seek to control the management, policies or affairs of any Partnership or solicit, propose, seek to effect or negotiate with any other person or entity (including, without limitation, any Partnership) with respect to any form of business combination or other extraordinary transaction with any Partnership or any of its general partners; solicit, make or propose, or negotiate with any other person or entity with respect to, or announce an intent to make, any tender offer or exchange offer for any Units in any Partnership; publicly disclose an intent, purpose, plan or proposal with respect to any Partnership or any securities or assets of any Partnership that would violate the provisions of this section 2; or assist, participate in, facilitate or solicit any effort or attempt by any person or entity to do or seek to do any of the foregoing.
                  (b) Notwithstanding the provisions of section 2(a):
                  (i) AREH and its affiliates: may conduct the Offers, and acquire Units pursuant to the Offers, in accordance with section 1 hereof and may exercise their rights and perform their obligations under this Agreement;
                  (ii) Olympia and/or any Permitted Transferee may acquire from any Partnership, as a distribution from the Partnership, any securities or other assets or properties the Partnership distributes to its partners in any such distribution.
                  (iii)  Except  as to  the  matters  expressly  referred  to in section 2(a) and except as provided in section 5, Olympia and any Permitted Transferee of Units shall be entitled to exercise their rights as a limited partner of each Partnership in which they own Units, including, without


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limitation, the rights to access books and records of the Partnership and to vote.
                  (iv) Neither AREH nor any affiliate of AREH shall be deemed to have violated section 2 of this Agreement in the event that such person acquires beneficial ownership of Units of any Partnership pursuant to a transaction in which such person acquires another entity, in circumstances in which the principal purpose of such transaction is not to acquire Units of such Partnership or otherwise to circumvent the intent of this agreement, provided that the number of Units so acquired, together with the aggregate number of Units of such Partnership acquired by AREH or any affiliate of AREH in any other transactions permitted pursuant to this paragraph (iv), represent a DE MINIMIS amount of the total outstanding Units of such Partnership.
                  (v) AREH and its affiliates may acquire, offer or propose to acquire, or agree to acquire one or more assets, businesses or properties of any Partnership if, prior to AREH or any affiliate taking action with respect to such acquisition, the general partners of the Partnership owning such assets, businesses or properties or their affiliates have publicly announced such Partnership's intention to offer such assets, businesses or properties for sale or to solicit offers for the purchase thereof or have retained a broker for such purpose.
                  (c) For purposes of this agreement, "Standstill Expiration Date", with respect to any Partnership, shall mean the earliest to occur of: (i) the third anniversary of the date hereof; (ii) the date of a Default (as hereinafter defined) by Presidio in its obligation to purchase Units of such Partnership pursuant to the buy/sell agreements set forth in section 4 hereof; and (iii) the closing date of the purchase by Olympia and/or any affiliate of Units from Presidio pursuant to the buy/sell agreements set forth in section 4 hereof.


                                                        7

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                  3.    RESTRICTIONS ON TRANSFER
                        3.1 TRANSFERS TO BE MADE ONLY AS PERMITTED OR REQUIRED BY THIS AGREEMENT.
Olympia and its affiliates shall not, directly or indirectly, sell, assign, transfer, pledge or otherwise encumber or dispose of (collectively, "transfer") any Units any of them acquires pursuant to the Offers, except as specifically permitted or required by this agreement. Any other purported transfer shall be void and of no effect. The foregoing provisions shall not be deemed to prohibit
(a) the transfer of the capital stock or other equity interest in Olympia, AREH or any of their respective affiliates in circumstances in which the principal purpose of such transfer is not to dispose of Units or otherwise to circumvent the intent of this agreement; or (b) the pledge of any Units acquired pursuant to the Offers or any capital stock or other equity interest in Olympia, AREH or any such affiliates from being pledged to collateralize or otherwise support general corporate or partnership obligations of Olympia, AREH or such affiliate existing of the date or incurred during the term of this agreement, PROVIDED that the foregoing shall not relieve Olympia, AREH or such affiliate from its obligations to fully perform its undertakings hereunder and PROVIDED FURTHER that any direct pledgee of Units shall agree to be bound by the provisions of this agreement to the same extent as Olympia is so bound as a condition to foreclosing upon such Units.
                        3.2 PERMITTED TRANSFERS. Olympia and its affiliates may, at any time or from time to time, transfer some or all of the Units they acquire pursuant to the Offers (or the right to acquire Units pursuant to the Offers) to any of their affiliates (Olympia and each such affiliate being hereinafter referred to as a "Permitted Transferee"). No transfer to a Permitted Transferee shall be effective, however, unless the Permitted Transferee agrees, in a writing that is reasonably satisfactory to Presidio,

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to be bound by all the terms of this agreement to the same extent that Olympia and AREH are so bound.
                  3.3 TERMINATION OF RESTRICTIONS. The provisions of section 3.1 shall terminate, as to a Partnership, on the earlier to occur of: (a) the third anniversary of this agreement; or (b) the closing of any purchase of Units of such Partnership by Olympia or an affiliate upon exercise of the buy/sell provisions set forth in section 4 hereof. In addition, the provisions of section
3.1 shall not apply to any of the Partnerships at any time following the occurrence and during the continuance of a Default by Presidio in its obligation to purchase Units of one or more Partnerships upon exercise of the buy/sell provisions set forth in section 4 hereof. If Units are transferred to a third party other than a Permitted Transferee at any time when the restrictions on transfer do not apply (as provided in the immediately preceding sentence) or transferred to any third party following the termination of such restrictions, the transferee will not be bound by any of the obligations applicable to the transferor of such Units under this Agreement.
                  4.    CALL; BUY/SELL
                        4.1 CALL. At any time after the Final Expiration Date and before the ninety- first day following the Final Expiration Date, Presidio shall have the option (the "Call Option") to purchase 50% (but not less than 50%) of the Units in each Partnership acquired pursuant to the Offers by Olympia and its affiliates for a price determined in accordance with schedule 4.1. The Call Option will be exercisable only by written notice by Presidio to Olympia and AREH, which notice must be given, if at all, prior to the expiration of such option.
                        4.2 BUY/SELL. (a) Either Olympia or Presidio may initiate buy/sell procedures with respect to one or more Partnerships at any time commencing on the Buy/Sell Effective Date (as hereinafter defined)

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through and including the Standstill Expiration  Date.  Anything  herein to the contrary notwithstanding, buy/sell procedures may not be instituted more than once with respect to any Partnership (except that the delivery of a Buy/Sell Offer that is rescinded pursuant to section 4.2(d) hereof shall not
constitute  the   institution  of  buy/sell procedures for this purpose).  Such buy/sell procedures shall cover, in the case of Olympia, all Units of a Partnership acquired by Olympia and/or any Permitted Transferee pursuant to an Offer (other than Units purchased by Presidio upon exercise of the Call Option) and all other Units owned by Olympia or any affiliate of Olympia at the time the buy/sell procedures are initiated (collectively, the "Olympia Covered Units") and, in the case of Presidio, all Units of such Partnership acquired by Presidio or any affiliate of Presidio upon exercise of the Call Option (collectively, the "Presidio Covered Units").
                  (b) Either  Olympia or  Presidio  may  initiate  the  buy/sell procedures with respect to one or more Partnerships by delivering to the other a written offer (the "Buy/Sell Offer") stating the buy/sell price on a per Unit/per Partnership basis (which buy/sell price shall be payable solely in cash and shall not exceed, for any Partnership, the net asset value per Unit for such Partnership as of the date of the Buy/Sell Offer (the "Maximum Price")) and other material terms and conditions on which the initiating party is willing to purchase all, but not less than all, Olympia Covered Units or Presidio Covered Units, as the case may be, of such Partnership. The non- initiating party shall then be obligated to elect to sell Units to the initiating party at the per Unit price and upon the other terms and conditions set forth in the Buy/Sell Offer, or to purchase Units from the initiating party upon such terms and conditions. (If the Buy/Sell Offer relates to more than one Partnership, the non-initiating party may, in its discretion, elect to buy Units of one Partnership and sell

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Units of another,  subject to Section 4.2(c)  below).  The non-initiating  party shall have fifteen days from the date the Buy/Sell Notice is delivered to it (the "Reply Period") to decide whether to buy or sell. Failure to notify the initiating party of such decision at or prior to the end of the Reply Period shall be deemed a decision to buy Units. Notwithstanding the foregoing, in the event that the non-initiating party wishes to buy Units of a Partnership but believes that the buy/sell price named in the Buy/Sell Offer exceeds the Maximum Price for such Partnership, the non-initiating party shall notify the initiating party during the Reply Period of its election to buy such Units at the Maximum Price, which notice (the "Appraisal Notice") shall set forth the Maximum Price (in the opinion of the non-initiating party) and shall name an appraiser with a minimum of ten years experience in the appraisal of properties of the type owned by the Partnership(s) whose Units are subject to appraisal (a "Qualified Appraiser"). If the parties cannot agree upon the Maximum Price, the initiating party shall name a Qualified Appraiser (and shall so notify the non-initiating party in writing) within ten days following its receipt of the Appraisal Notice, and the two Qualified Appraisers shall choose a third impartial Qualified Appraiser (the "Impartial Appraiser") within ten days following selection of the second Qualified Appraiser. If the initiating party fails timely to select (and to notify the non-initiating party of its selection of) a Qualified Appraiser in accordance the immediately preceding sentence, the Qualified Appraiser selected by the non-initiating party shall select the Impartial Appraiser. The Impartial Appraiser so selected shall perform an appraisal to determine the Maximum Price of Units of the Partnership(s) subject to the dispute between the parties and shall present the results of such appraisal and his determination of the Maximum Price to the parties in writing within 90 days following such appraiser's selection. The determination of such Impartial Appraiser shall be final and binding on the parties hereto. Each

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party shall bear any costs and expenses of the Qualified  Appraiser  selected by such party and Presidio shall bear 50% and AREH shall bear 50% of the costs and expenses of the Impartial Appraiser.
                  (c) If Presidio or an affiliate does not exercise the Call Option with respect to one or more Partnerships (and, as a result, there are no Presidio Covered Units of such Partnership(s)) or if, at the time buy/sell procedures are initiated, Presidio and its affiliates collectively own more than 15% of the outstanding Units of the Partnership(s) with respect to which such buy/sell procedures are initiated, then, notwithstanding the provisions of section 4.2 hereof to the contrary: (i) if AREH or an affiliate initiates buy/sell procedures with respect to such Partnership(s), AREH or such affiliate may require Presidio to buy the Units of such Partnership(s) covered by AREH's or such affiliate's Buy/Sell Offer at the Maximum Price then applicable to such Units, and (ii) if Presidio initiates buy/sell procedures with respect to such Partnership(s), AREH and its affiliates may, in their discretion, elect to sell the Units covered by Presidio's Buy/Sell Offer at the Maximum Price then applicable to such Units or to retain such Units. The appraisal procedures set forth in paragraph (b) above shall apply to buy/sell procedures governed by this paragraph (c), if applicable.
                  (d) As used herein, "Buy/Sell Effective Date" shall mean, as to Units of any Partnership, the earlier to occur of: (a) the six-month anniversary of the Final Expiration Date; and (b) the date on which Presidio gives notice (in accordance with Section 8.7 hereof) to Olympia and AREH of a proposal by or on behalf of the general partners of any Partnership or any affiliate of such general partners to effect a "roll-up" transaction (within the meaning of Item 901 of Regulation S-K promulgated by the Commission under the Exchange Act) involving such Partnership (it being agreed by Presidio that it will not permit any such "roll-up" transaction to be consummated less than sixty days following the giving of such notice (in accordance with Section 8.7 hereof) to Olympia and AREH). Any notice given pursuant to clause
(b) of the immediately preceding sentence shall set forth, in reasonable detail, all material terms of the "roll-up" transaction being proposed. Notwithstanding the foregoing, in the event that Presidio makes a Buy/Sell Offer at a time when either the purchase or sale of Units by Olympia or its affiliates pursuant to the buy/sell procedures set forth in this section 4 would cause Olympia or any such affiliate to incur liability under Section 16(b) of the Exchange Act, Olympia may so notify Presidio (which notice shall state the earliest date (the "Trigger Date") on which Olympia or such affiliate could commit either to purchase or sell Units without incurring such liability, provided that such Trigger Date shall not be more than six months and one day following the date of Presidio's Buy/Sell Offer), in which event Presidio's Buy/Sell Offer shall be deemed to be rescinded for all purposes of this agreement, and Presidio may not initiate another Buy/Sell Offer prior to the Trigger Date. Olympia may not cause a Buy/Sell Offer to be rescinded pursuant to this section 4.2(c) more than once.
                        4.3 CLOSING. The closing of any purchase and sale of Units of a Partnership upon exercise of the Call Option or pursuant to the buy/sell procedures, as the case may be, shall be held in New York City during normal business hours at a place and date specified by Presidio in writing to Olympia and AREH, but not fewer than 10 days or more than 30 days after:
(x) the  exercise  of the Call Option or with respect to such  Partnership;  or
(y) the end of the Reply Period following delivery of a Buy/Sell Offer covering such Partnership (or, if an Appraisal Notice is timely given relating to Units of such Partnership, then the final determination by the Impartial



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Appraiser of, or the mutual  agreement of the parties as to, the Maximum Price).
Once scheduled, such closing shall not be postponed or adjourned except by mutual consent of the parties hereto. At such closing, (a) the party selling Units shall deliver to the party purchasing Units instruments of transfer with respect to the Units being sold, which instruments shall be substantially in the form set forth in schedule 4.3, and (b) the party purchasing Units shall pay the full purchase price for the Units being purchased by wire transfer of immediately available funds to an account specified in writing by party selling Units at least two days before the closing. As used herein, a "Default" by Presidio in its obligation to purchase Units upon exercise of the buy/sell procedures means the failure by Presidio timely to schedule a closing for such purchase as required by this section 4.3 or to pay the full purchase price for any or all of the Units required to be purchased by Presidio at such closing in the manner required by this section, provided that Olympia and/or any Olympia affiliate owning the Units required to be purchased at such closing are ready, willing and able to perform their obligations to transfer such Units to Presidio. Anything herein to the contrary notwithstanding, if, between the date a Buy/Sell Offer is made and the date of the closing pursuant to this section 4.3, a transaction has been consummated as a result of which the Units required to be transferred at such closing (and all other Units of the subject Partnership) have been exchanged for or converted into another security, the party required to sell such Units shall deliver at the closing the securities so received by it in connection with such exchange or conversion and the purchase price payable to such party shall be unaffected by such exchange or conversion.
                  5. AGREEMENT TO VOTE. If, at any time or from time to time before the Standstill Expiration Date, the general partners of a Partnership submit to the limited partners of that Partnership a proposal that would

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result in such limited  partners  receiving securities  that, upon  consummation of the proposal,  are listed on a national securities  exchange  or  NASDAQ,
AREH shall cause all the Units in that Partnership owned by AREH or any affiliate of AREH and not theretofore purchased by Presidio to be voted in favor of the proposal.
                  6. NEUTRALITY. Presidio will not, and will not cause or permit its affiliates to, take any action that would result in the conditions to the Offers set forth in Section 14 of each Offer to Purchase not to be satisfied and will not, and will not cause or permit its affiliates to, actively oppose the Offers, but rather will take, and will cause its affiliates to take, a neutral stance with respect thereto, except that in the case of (i) a competing third party bid (i.e., a bid made by or on behalf of a party other than AREH or an affiliate or Presidio or an affiliate that is not topped by Olympia) made prior to the expiration date of the Offers or (ii) the occurrence of any event materially adversely affecting the Offers, Presidio or any affiliate of Presidio may change any recommendation they have made to limited partners with respect to the Offers to reflect such competing bid or the occurrence of such event. In furtherance and not in limitation of the foregoing, Presidio will cause the general partners of the Partnerships to admit Olympia or a Permitted Transferee as a limited partner of each Partnership in which it purchases Units pursuant to an Offer upon delivery of each Partnership's standard transfer paperwork, such admission to be effective as of the first day of the calendar quarter next following the date of such delivery by Olympia. Presidio shall cause each of the Partnerships to waive applicable transfer fees in connection with transfers to Olympia or a Permitted Transferee of Units acquired pursuant to the Offers.
                  7. TERMINATION. (a) Anything herein to the contrary notwithstanding, Olympia and AREH shall have the right to terminate this agreement, by giving written notice of such termination to Presidio (without any liability on the part of any party hereto to any other party hereto, other than liability for breaches occurring prior to such termination), in the event that Presidio and/or any affiliate of Presidio fails or refuses to comply with (a) any comment made by the staff of the Commission to amend the Offers to the extent necessary to include Presidio and/or affiliate of Presidio as co-bidders and to make any related disclosures in the Offering Materials or (b) any other reasonable comment made by the staff relating to the Offers which comment applies to and contemplates the taking of certain action or making certain disclosures by Presidio and/or any affiliate of Presidio (and, in the case of clause (a) or (b) above, after counsel for
Presidio has had reasonable opportunity to persuade the staff of the correctness of Presidio's position on such matter, if different than that of the staff). The obligations of Presidio pursuant to section 6 hereof will survive such termination.
         (b) Anything herein to the contrary notwithstanding, Presidio shall have the right to terminate this agreement (without any liability on the part of any party hereto to any other party hereto, other than liability for breaches occurring prior to such termination), by giving written notice of such termination to AREH and Olympia, at any time on or after the sixty-first day following the entry of an Injunction (but in no event prior to June 11, 1998), provided that the Final Expiration Date has not occurred and such Injunction remains in effect on the date Presidio terminates such agreement.
                  8.    MISCELLANEOUS
                        8.1    DEFINITIONS.  As used in this agreement: the
terms "affiliate" and "control" have the respective meanings given them in Rule 12b-2 under the Exchange Act; the terms "beneficially own," "beneficial ownership" and "group" have the respective meanings given them in Rule 13d-3 under the Exchange Act; the term "Partnership" refers to each of the
Partnerships (as defined in the preface to this agreement) and also includes each entity whose securities are issued to limited partners of a Partnership pursuant to a transaction of the type described in section 5 hereof; and
the term "Unit" refers to Units of each Partnership (as defined in the preface to this agreement) and also includes any securities of the type described in section 5 hereof issued to limited partners of a Partnership in exchange for Units.
                        8.2 BENEFIT. This agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties. Notwithstanding the foregoing, no party may assign its rights or obligations under this Agreement without obtaining the prior written consent of the other parties; PROVIDED, HOWEVER, that any party may assign its right or obligation to purchase or sell Units pursuant to Section 4 hereof, provided that such assignment will not relieve the assigning party of any liability hereunder.
                        8.3    GOVERNING LAW; JURISDICTION.  This agreement
shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York. Any litigation based on, or arising out of, under or in connection with this Agreement or the consummation of the transactions contemplated hereby shall be brought and maintained exclusively (to the extent permitted under applicable law) in the courts of the State of New York, New York County or in the United States District Court for the Southern District of New York. The parties expressly and irrevocably submit to the jurisdiction of the courts of the State of New York, New York County, and of the United
States  District  Court for the  Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agree to be bound by any judgment rendered thereby in connection with such litigation. Each of the parties irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New
York.
                        8.4 REMEDIES. The parties to this agreement will be irreparably damaged if this agreement is not specifically enforced. If any dispute arises under this agreement concerning any transfer of Units or any other right or obligation, that right or obligation shall be enforceable in a court  of  equity  by an injunction  or a  decree  of  specific performance  without  any  bond or other security being required.  These remedies shall not be exclusive, and shall be in addition to any other remedies the parties may have.
                        8.5    SEPARABILITY.  If any provision of this
agreement, or the application of any  provision  to any  person or circumstance,  shall for any reason or to any extent be invalid or unenforceable, the remainder of this agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.
                        8.6 WAIVER. The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement.
Any waiver must be in writing.
                        8.7    NOTICES.  Any notice or other communication
under this agreement shall be in writing and shall be considered given when delivered by hand. Notice may also be given by electronic facsimile transmission, but in such case will be deemed given only when received by the addressee. Notices shall be directed to the parties at their respective addresses set forth below (or such other address as the party to be notified may have requested in writing):
 (a) if to Presidio, to it c/o Northstar Capital Partners LLC, 527 Madison Avenue, New York, New York 10022, Attn: Richard Sabella (Tel. No.
(212)319-3400; Fax No. (212)319-4557), with a copy to:  Edward W. Kerson, Esq.,
Proskauer Rose LLP, 1585 Broadway, New York, New York  10036 (Tel. No.
(212)969-3290; Fax No. (212)969-2900) ; and (b) if to AREH or Olympia, to it c/o
Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153,
Attn:  Martin L. Hirsch  (Tel. No. (212)702-4343; Fax No. (212)750-5841) with a copy to: Theodore Altman, Esq., Gordon Altman Butowsky Weitzen Shalov & Wein, 114 W.47th Street, New York, New York 10036 (Tel. No. (212)626-0812; Fax No.
(212)626-0799).
                        8.8 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.
                        8.9 COMPLETE AGREEMENT. This agreement contains a complete statement of all the arrangement between the parties with respect to its subject matter, supersedes all existing agreements between them relating to that subject matter and cannot be changed or terminated orally. Except as expressly set forth herein, there are no contracts, arrangements, understandings or relationships between the parties hereto with respect to the Units.
                      8.10     JOINT AND SEVERAL LIABILITY.
AREH shall be jointly and severally liable for the obligations of AREH and of its affiliates (including Olympia) hereunder (and, in this regard, any action or inaction required hereunder to be taken or not taken, or which AREH is required to cause or prevent or not permit by such affiliate shall be deemed to be an obligation of both such affiliate and AREH hereunder), and Presidio shall have the right to enforce this Agreement with respect to all such matters directly against AREH, without first being required to file suit or seek recourse of any kind against any other person. Presidio shall be jointly and severally liable for the obligations of Presidio and its affiliates (including the general partners of each Partnership) hereunder (and, in this regard, any action or inaction required hereunder to be taken or not taken, or which Presidio is required to cause or prevent or not permit by such affiliate shall be deemed to be an obligation of both such affiliate and Presidio hereunder), and AREH and Olympia shall have the right to enforce this
Agreement with respect to all such matters directly against Presidio, without first being required to file suit or seek recourse of any kind against any other person.
                  8.11 DELIVERY OF OFFERING MATERIALS. Presidio hereby agrees on behalf of the Partnerships and their general partners that, for purposes of compliance by Olympia (and any affiliates who are co-bidders in the Offers) with Rule 14d-3(a)(2) and (b) of the Rules, Olympia may hand deliver a copy of its
Schedule 14D-1's together with all exhibits thereto and any amendments thereto to the Partnerships c/o Edward W. Kerson, Esq., Proskauer Rose, LLP, 1585 Broadway, New York, New York 10036 and shall send a copy of such materials to the Partnerships at their principal executive offices for delivery on the next business day.

                  IN WITNESS WHEREOF, the undersigned have caused this agreement to be executed by their duly authorized representatives as of the date first above written.

                                   PRESIDIO CAPITAL CORP.


                                   By: /s/ Richard Sabella
                                       -----------------------
                                       Name: Richard Sabella
                                       Title:


                                   OLYMPIA INVESTORS, L.P.
                                   By: Olympia-GP, Inc.


                                   By: /s/ Martin L. Hirsch
                                      -----------------------
                                      Name: Martin L. Hirsch
                                      Title: Vice President


                                   AMERICAN REAL ESTATE HOLDINGS, L.P.
                                   By: American Property Investors, Inc.


                                   By: /s/ Martin L. Hirsch
                                      -----------------------
                                      Name: Martin L. Hirsch
                                      Title: Vice President


[Signature Page of Agreement, dated March 6, 1998, among Presidio Capital Corp., Olympia Investors, L.P. and American Real Estate Holdings L.P.]
                                       21

                                  Schedule 4.1

The purchase price per Unit payable upon exercise of the Call Option will be the sum of : (i) the Purchase Price per Unit (as hereinafter defined); and (ii) Expenses per Unit (as hereinafter defined). The Purchase Price per Unit will equal the lesser of (A) the price per Unit paid by Olympia in the Offers or (B) $110.68 per Unit for Units of HEP 85, $99.97 per Unit for Units of HEP86, and
$124.13 per Unit for Units of HEP 88. Notwithstanding the foregoing, in the event that Olympia increases its offering price per Unit in order to equal or top a competing bidder, then the Purchase Price per Unit will equal the price per Unit paid by Olympia in the Offers. Expenses per Unit will equal (i) the sum of all out-of-pocket costs and expenses incurred by Olympia and its affiliates (including attorneys fees and expenses) with respect to the Offers and the purchase and transfer to Olympia or an affiliate of Units purchased pursuant thereto, including without limitation the fees and expenses of Beacon Hill Partners (the information agent for the Offer)(including without limitation fees and expenses incurred in connection with telephone calls to limited partners of the Partnerships), Harris Trust Company (the depositary for the Offer), printing and mailing expenses, Commission filing fees, and any out-of-pocket costs and expenses attributable to the admission of Olympia or an affiliate as a substitute limited partner (but will not include (x) any costs and expenses or attorneys fees and expenses attributable to the negotiation, execution and delivery of this agreement or any litigation arising out of or in connection with this agreement or the Offers or (y) the Purchase Price per Unit) divided by
(ii) the total number of Units of the Partnerships purchased by Olympia and its affiliates pursuant to the Offers.



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